EXHIBIT 19.1

SECURITIES TRADING POLICY
(Adopted as of July 27, 2023)

This Securities Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of SM Energy Company (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with applicable securities laws.

This Policy applies to the members of the Company’s Board of Directors, all officers and employees of the Company, and contractors and consultants of the Company who receive or become aware of material nonpublic information (as described herein). This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy (defined below as “Related Persons”), who receive material nonpublic information. The foregoing persons to whom this Policy applies are referred to herein as “insiders.” All insiders must comply strictly with this Policy.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. In the event of any conflict or inconsistency between this Policy and applicable law(s), the applicable law(s) shall govern.

You should read this Policy carefully, ask questions of the Company’s Office of the General Counsel, and promptly sign and return the certification attached as Annex A:

SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
Attention: General Counsel

All officers and employees of the Company (on behalf of themselves and their respective Related Persons) must sign and return the certification attached hereto as Annex A. The Company’s Office of the General Counsel shall also be responsible for administration of this Policy. All determinations and interpretations by the Company’s General Counsel shall be final and not subject to further review.

I.Definitions and Explanations

A.Securities
Reference in this Policy to “Company Securities” includes, without limitation, any securities of the Company, whether or not issued by the Company (such as exchange-traded options). Any question or uncertainty regarding whether an instrument constitutes a Company Security should be directed to the Office of the General Counsel.

B.    Material Nonpublic Information

1.What Information is “Material”?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding a transaction in Company Securities. Information that is likely to affect the price of a Company Security should always be considered material. Either positive or negative information may be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material information. Common examples of material information include:

•unpublished financial results (annual, quarterly or otherwise), including, but not limited to, revenue results, operating income or loss, or net income or loss;

•unpublished projections of future earnings or losses or other earnings guidance, as well as changes to previously announced guidance or a decision to suspend guidance;

•news of a pending or proposed merger, a significant acquisition, a sale of significant assets, a joint venture, a tender or exchange offer, or other material transaction;

•impending announcements of bankruptcy, restructuring or financial liquidity problems;

•news of significant events or developments related to the Company’s business, including with respect to its oil and gas properties, such as significant hydrocarbon discoveries or dry holes or changes in estimates of proved reserves;

•gain or loss of a substantial customer or supplier, or disruptions to midstream service providers or other impacting business continuity;

•changes in the Company’s distribution or dividend policy, or other stockholder return of capital programs, including stock repurchases;

•stock splits or reverse splits;

•changes in the Company’s credit ratings;

•new public or private equity or debt offerings, borrowings, credit facilities or other financing transactions;

•imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction;

•threatened or new significant litigation;

•significant developments in existing litigation or regulatory proceedings;

•a change in auditors, potential accounting restatements, or a notification that the auditor’s reports may no longer be relied upon;

•a significant cybersecurity incident, data breach, or other significant disruption to Company operations; and

•changes in management.
The above list is for illustrative purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, insiders should consider carefully how the Securities and Exchange Commission (“SEC”) and others might view a transaction in hindsight and with all of the facts disclosed.

2.What Information is “Nonpublic”?

Information is “nonpublic” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public has had time to absorb the information fully. Generally, one should allow two full Trading Days following publication as a reasonable waiting period before information is deemed to be public.

C.    Related Person

“Related Person” means, with respect to the Company’s insiders:

•any spouse or child (including children away at college and stepchildren), and grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside with the insider;

•anyone else living in the insider’s household;
•any person whose securities transactions are directed by the insider;
•any entity influenced or controlled by the insider, including corporations, partnerships, or trusts; and

•estates of which the insider is an executor.
A Company insider who tips information (a “tipper”) to a person who then trades (a “tippee”) is subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading. Although an insider’s parent or sibling may not be considered a Related Person (unless living in the same household as the insider), a parent or sibling may be considered a “tippee” for securities law purposes.

D.    Trading Day

“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading. A Trading Day begins at the time trading begins.

II.General Policy

This Policy prohibits insiders from (i) engaging in transactions in Company Securities, whether directly or indirectly through Related Persons, while aware of material nonpublic information about the Company; (ii) trading in the securities of the Company’s customers, joint-venture or strategic partners, vendors and suppliers (“business partners”) if they learn material nonpublic information about such business partners by reason of their employment by, or relationship with, the Company; or (iii) recommending the purchase or sale of Company Securities or tipping or disclosing material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, Related Persons, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company. These illegal activities are commonly referred to as “insider trading.”

All insiders should treat material nonpublic information about the Company’s business partners with the same degree of care required with respect to material nonpublic information related directly to the Company.

A.Trading on Material Nonpublic Information

No insider or Related Person shall engage in any transaction in Company Securities or its business partners’ securities, including any offer to purchase or offer to sell, during any period commencing on the date that such person becomes aware of such material nonpublic information, and ending at the beginning of the third Trading Day following the date of public disclosure of the material nonpublic information, or at the time that the information is no longer material.

B.Tipping Others of Material Nonpublic Information

No insider shall disclose or tip material nonpublic information to any other person (including persons inside the Company whose jobs do not require them to have such information or Related Persons) where the material nonpublic information may be used by that person to trade in Company Securities or the securities of its business partners. Further, no insider or Related Person shall make recommendations or express opinions on the basis of material nonpublic information as to trading in Company Securities. Insiders are not authorized to recommend the purchase or sale of Company Securities to any other person regardless of whether the insider is aware of material nonpublic information except in compliance with the Company’s Regulation Fair Disclosure Policy.

C.Confidentiality of Material Nonpublic Information

Material nonpublic information relating to the Company is the Company’s property and the unauthorized disclosure of material nonpublic information is prohibited. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (including, without limitation, financial results and/or projections) that may be material nonpublic information, the inquiry should be referred to the Company’s Investor Relations Department, which is responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations.

D.Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the insiders subject to this Policy engage in certain types of transactions, namely short-term or speculative transactions in Company Securities. Further, because certain transactions can automatically trigger a purchase or sale of securities at a time when an insider is in possession of material nonpublic information, or disincentivize positive Company stock growth or performance, it is the Company’s policy that its insiders may not engage in any of the transactions specified below.

1.Purchases of Company Stock on Margin or Pledged Securities. Any of the Company’s common stock purchased in the open market should be paid for in full at the time of purchase. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale could occur at a time when the insider is aware of material nonpublic information, purchasing the Company’s securities on margin (i.e., borrowing money from a brokerage firm or other third party to fund the purchase), holding Company Securities in a margin account, or pledging Company Securities as collateral for a loan is strictly prohibited by this Policy.

2.Short Sales of Company Stock. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities by any insider are strictly prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits the Company’s executive officers and directors from engaging in short sales of Company Securities.

3.Buying or Selling Puts or Calls on Company Stock. The purchase or sale of options of any kind, whether puts or calls, or other derivative securities relating to Company Securities, is strictly prohibited by this Policy. A put is a right to sell, at a specified price, a specific number of securities by a certain date and may be utilized in anticipation of a decline in the security’s value. A call is a right to buy, at a specified price, a specified number of securities by a certain dated and may be utilized in anticipation of a rise in security’s value. Puts, calls, and other derivative securities can disincentivize positive Company stock price performance and/or effectuate transactions in Company Securities during times when insiders are in possession of material nonpublic information and are therefore prohibited from engaging in transactions in Company Securities.

4.Hedging Transactions. Hedging or monetization transactions designed to hedge or offset any decrease in the market value of securities can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds. Such hedging transactions may permit an insider to continue to own Company Securities without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other stockholders, and therefore, the Company prohibits insiders from engaging in such transactions.

5.Standing and Limit Orders. Standing and limit orders instruct brokers to execute transactions based on pre-determined stock price triggers. As a result, insiders have limited control over the timing of purchases or sales, and the broker could execute a transaction when the insider is in possession of material nonpublic information. Except in connection with an approved Rule 10b5-1 Plan, these transactions create heightened risks for insider trading violations similar to the use of margin accounts, and are discouraged; in any event, standing and limit orders should be evaluated carefully and should not have a duration of more than five business days.

6.Buying or Selling Securities of Business Partners and Certain Other Companies. If an insider wants to buy or sell any securities of a business partner of the Company, a possible acquisition target, or any other company with which you or the Company has a significant relationship, an insider must first determine whether they are aware of any nonpublic information and whether that information is material to that company. If you are ever unsure whether you are aware of material nonpublic information regarding such company, you are advised to err on the side of caution and consult with the Office of the General Counsel.

E.Bona Fide Gifts of Company Securities

Bona fide gifts of Company Securities are not transactions subject to this Policy, unless (i) the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the insider is aware of material nonpublic information, or (ii) the person making the gift is a member of the Window Group subject to the pre-clearance and Blackout restrictions set forth in the Addendum to this Policy.

In addition, because Rule 16a-3 requires companies to report dispositions via gifts on Form 4 within two Trading Days of such disposition, Section 16 officers must immediately report the transaction details of any gifts of Company Securities to the Office of the General Counsel.

F.Post Termination Transactions

If an insider is in possession of material nonpublic information when the insider’s service as an employee of the Company terminates, that individual may not engage in transactions in Company Securities until that information becomes widely disseminated to the public, or is no longer material. Questions from former employees about trading in Company Securities should be directed to the Office of the General Counsel.

G.No Hardship Waivers

There are no exceptions to this Policy. Transactions that may be desirable for personal reasons (such as the need for funds for an emergency expenditure), or small transactions, are not excepted from this Policy. Applicable securities laws do not recognize any mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

H.Individual Responsibility
Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company Securities or the securities of its business partners while in possession of material nonpublic information. Each individual is responsible for compliance with this Policy and applicable law, and ensuring that any Related Person whose transactions are subject to this Policy also comply with this Policy and applicable law. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information, and for otherwise complying with this Policy, rests with that individual and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Insiders could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail.

III.Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. Rule 10b5-1 plans are designed to provide flexibility to those persons who would like to plan securities transactions in advance – at a time when they are not aware of material nonpublic information – and then carry out those pre-planned transactions at a later time, even if they later become aware of material nonpublic information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased, sold or gifted without regard to certain insider trading restrictions.

The requirements of Rule 10b5-1 are as follows:

•During a time when the insider is not aware of material nonpublic information, the insider shall have (a) entered into a binding contract to purchase or sell Company Securities; (b) provided instructions to another person to execute the trade for his or her account; or (c) adopted a written plan for trading in Company Securities (each of which is referred to as a “Rule 10b5-1 Plan”).
•The Rule 10b5-1 Plan must: (a) expressly specify the amount of Company Securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and/or at a specific price; (b) include a written formula or algorithm, or computer program, for determining the amount of securities (whether a specified number of securities or a specified dollar value of securities), price and/or date range; or (c) provide a third party (e.g., a broker or account manager) who is not aware of material nonpublic information of the Company with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when or whether to trade.

•The transaction must be made pursuant to the written Rule 10b5-1 Plan. The insider generally cannot deviate from the plan by altering the amount, the price, or the timing of the purchase or sale of Company Securities. Any deviation from, or alteration to, the specifications may render the affirmative defense unavailable. Although deviations from a Rule 10b5-1 Plan are generally not permissible, it is possible for an insider acting in good faith to modify the plan at a time when the insider is unaware of any material nonpublic information. In such a situation, a purchase or sale that complies with the modified plan will be treated as a transaction pursuant to a new plan. Frequent modifications to the Rule 10b5-1 Plan may raise concern about the insider’s good faith in establishing the 10b5-1 Plan, and are strongly discouraged.

•The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that ends on the later of 90 days after adoption of the Rule 10b5- 1 plan or two Trading Days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, subject to a maximum of 120 days after adoption of the plan).

•An insider may not enter into overlapping Rule 10b5-1 Plans and may only enter into one single-trade plan during any 12-month period.

•The Rule 10b5-1 Plan must include a representation certifying that (i) the insider is not aware of any material nonpublic information; and (ii) the insider is adopting the plan in good faith and not part of a plan or scheme to evade the prohibitions in Rule 10b-5.
•An insider cannot enter into a corresponding or hedging transaction, or alter an existing corresponding or hedging position with respect to the securities to be bought or sold under the Rule 10b5-1 Plan.

Please note that purchases or sales of Company Securities pursuant to a Rule 10b5-1 Plan are not exempt from the short-swing rules set forth in Section 16 under the Exchange Act.

Any Rule 10b5-1 Plan must be approved by the Office of the General Counsel prior to entering into the plan, and entry into a Rule 10b5-1 Plan by members of the Window Group (as discussed in the Addendum to the Policy) is subject to the Company’s Trading Window and pre-clearance requirements (as described in the Addendum).

IV.Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from an insider’s periodic contribution of money to the plan pursuant to an election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that an insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to (i) an election to participate in the plan for any enrollment period; (ii) any modification to the initial election to participate in the plan, or the withdrawal of amounts previously contributed to the plan; and (iii) sales of Company Securities purchased pursuant to the plan.

V.Potential Criminal and Civil Liability and/or Disciplinary Action

A.SEC Enforcement Action

The adverse consequences of insider trading violations can be staggering and currently include, without limitation, the following:

1.For individuals who trade on material nonpublic information (or tip information to others):

•disgorgement of profits or losses avoided;

•a civil penalty of up three times the profit gained or loss avoided resulting from the violation;

•a criminal fine of up to $5 million (no matter how small the profit); and/or

•a jail term of up to 20 years.
2.For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•disgorgement of profits or losses avoided;

•a civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the insider’s violation;

•a criminal penalty of up to $25 million; and/or
•the civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

B.Disciplinary Action by the Company

Persons who violate this Policy shall be subject to disciplinary action by the Company, up to and including termination of employment.

This document states a policy of SM Energy Company and is not intended to be regarded as the rendering of legal advice.

ANNEX A
SECURITIES TRADING POLICY
CERTIFICATION

I have read and understand the Securities Trading Policy (the “Policy”) of SM Energy Company (the “Company”). I agree, on behalf of myself and my Related Persons, that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure (or the failure of any of my Related Persons) to comply in all respects with the Company’s policies, including the Policy, is a basis for termination of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personnel records in the Company’s Human Resources Department.

Signature

Type or Print Name

Date

CERTIFICATION TO SM ENERGY SECURITIES TRADING POLICY

ADDENDUM TO SM ENERGY COMPANY
SECURITIES TRADING POLICY

This Addendum (this “Addendum”) to the SM Energy Company Securities Trading Policy (the “Policy”) applies to members of the Board of Directors of the Company (the “Board”), executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain other designated employees and consultants of the Company who regularly have access to material nonpublic information about the Company (the “Window Group”). The General Counsel of SM Energy Company shall determine the composition of the Window Group and may add or remove persons from the Window Group from time to time as deemed appropriate.

This Addendum is in addition to and supplements the Company’s Securities Trading Policy. Capitalized terms used but not defined in this Addendum shall have the respective meanings given to such terms in the Policy Statement.

If you have been informed that you are a member of the Window Group, you should read this Addendum to the Policy carefully, ask questions of the Company’s General Counsel, and promptly sign and return the certification attached as Annex A to this Addendum to:

SM Energy Company
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
Attention: General Counsel

I.Additional Trading Guidelines and Requirements for Members of the Window Group

A.Blackout Period and Trading Window

1.Quarterly Restrictions. The period beginning at the close of market on the 10th calendar day prior to the end of each fiscal quarter or year and ending at the beginning of the third Trading Day following the date of public disclosure of the financial results for that fiscal quarter (“Blackout Period”) is a particularly sensitive period of time for transactions in Company Securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by the Company will, during the Blackout Period, often be aware of material nonpublic information about the expected financial results for the quarter.

To ensure compliance with this Addendum and applicable federal and state securities laws, members of the Window Group are strictly prohibited from transacting in Company Securities during the Blackout Period, and may only execute such transactions during the period commencing at the open of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 10th calendar day prior to the end of each fiscal quarter or year (“Trading Window”).
The prohibition against trading during the Blackout Period encompasses the fulfillment of standing or limit orders, margin sales, or any other transactions providing instruction or discretion to any broker to execute transactions, and the brokers with whom such orders are placed must be so instructed at the time it is placed.

The prohibition against trading during the Blackout Period does not apply to transactions (a) involving Company withholding of shares subject to the vesting of an award in order to satisfy tax withholding requirements (however, a change in the election to withhold shares or pay cash to satisfy withholding under awards must be made during a Trading Window); (b) involving the purchase of stock through a Company employee stock purchase plan, if any (however, any shares so acquired must be held until the Blackout Period has expired); or (c) effected through an approved Rule 10b5-1 Plan. The Blackout Period does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Event Specific Restrictions. From time to time, the Company may also prohibit the Window Group and/or other insiders from trading in Company Securities, even during a Trading Window, because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group and/or other insiders may not engage in any transaction involving Company Securities until advised by the Company in writing that trading is no longer suspended, and must not disclose to others the fact of the trading suspension.

It should be noted that even during the Trading Window, any person aware of material nonpublic information concerning the Company should not engage in any transactions in Company Securities until the information has been known publicly for at least two full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in Company Securities during the Trading Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.

B.Pre-Clearance of Trades

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of material nonpublic information, members of the Window Group may not transact in Company Securities (including open market purchases or the making of bona fide gifts), even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Prior to commencing any transaction, each member of the Window Group shall complete and submit a Securities Transaction Authorization Form (a copy of which is attached as Annex B hereto) to the Office of the General Counsel, describing the nature of the proposed transaction, providing the type and number of
Addendum Page 1

securities subject thereto, confirming such individual is not in possession of material nonpublic information, and providing certain additional requested information. A request for pre-clearance should be submitted to the Office of the General             Counsel at least two business days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy. The General Counsel may consult with the Company’s Chief Executive Officer or Chief Financial Officer before any proposed trade is cleared by the Company. Once clearance is received from the Company, the member of the Window Group that requested clearance of the trade must initiate the transaction within the time period set forth in the Securities Transaction Authorization Form, or repeat the pre-clearance process.

Notwithstanding the pre-clearance of any proposed trade by the Company, no person subject to this Addendum may engage in a trade while in possession of material nonpublic information (other than transactions effected through an approved Rule 10b5-1 Plan or transactions described under the heading “Transactions under Company Plans” in the Policy). In addition, the Company’s General Counsel may revoke any pre-clearance at any time before a pre-cleared transaction is initiated, and the member of the Window Group shall immediately take all steps reasonably required to terminate any pending trade.

II.Additional Information for Directors and Officers

The Company’s directors, Section 16 officers (as defined below), and 10% owners are required to file reports on Forms 3, 4 and 5, as appropriate, under Section 16(a) of the Exchange Act with the SEC when they engage in transactions in Company Securities. Although the Company may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for such reports. Directors and Section 16 officers are encouraged to engage a knowledgeable broker to assist in providing the Office of the General Counsel with all necessary transaction information for timely preparation of Section 16 reports and filings under Rule 144, as applicable.

“Section 16 officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller) any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions for the Company, as determined from time to time by the Board. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.

A.Power of Attorney.

Attached as Annex C is a model power of attorney that would give the Company’s General Counsel and certain other specified representatives of the Company the authority to sign Forms 3, 4 and 5 on your behalf in your absence. Please sign the power of attorney and provide it to the Company’s General Counsel at your earliest opportunity.

B. Notifying the Company’s General Counsel of Transactions.

Prior to engaging in any transaction involving Company Securities (including open market purchases and bona fide gifts), members of the Window Group must obtain written pre-approval from the Company’s General Counsel and Chief Executive Officer or Chief Financial Officer by completing the Securities Transaction Authorization Form. Following completion of any transaction in Company Securities, directors and Section 16 Officers must immediately notify the Office of the General Counsel of the details of the transaction(s) and provide copies of any broker confirmations or related documentation, in order to enable compliance with applicable securities laws provisions.

C. Short-Swing Profit Provisions.

Directors, Section 16 Officers and 10% owners of the Company’s common stock are liable to the Company for any “short-swing profits” resulting from any combination of purchase and sale, or sale and purchase, of Company Securities within a period of less than six months. Insiders are encouraged to engage a knowledgeable broker and contact the Office of the General Counsel concerning any questions related to short-swing profits.

Addendum Page 2

ANNEX A TO ADDENDUM TO
SECURITIES TRADING POLICY

WINDOW GROUP CERTIFICATION

By my signature below, I acknowledge and agree that (a) the Company has notified me that I am an insider identified by the Company as a member of the Window Group (as defined in the Addendum); (b) I will remain a member of the Window Group until notified otherwise in writing by the Company’s General Counsel; and (c) as a member of the Window Group: (1) I am prohibited from any trading in Company Securities during the Blackout Period (as defined in the Addendum) or any event specific restriction; and (2) all trades by me or for my account in Company Securities are subject to the pre-clearance process set forth in Section I.B. of the Addendum.

Signature

Type or Print Name

Date

ANNEX B TO
ADDENDUM TO
SECURITIES TRADING POLICY

SECURITIES TRANSACTION
AUTHORIZATION FORM

ANNEX C TO
ADDENDUM TO
SECURITIES TRADING POLICY
POWER OF ATTORNEY